Select Inquiries Received through October 17, 2006

1. I have been a shareholder in Credit Acceptance for over ten years, and one of the things I have admired about the Company — especially in recent years — is the clarity and focus exhibited by the current management team surrounding everything they do. It appears that the Company is focused precisely on the things it needs to be, and is able to communicate its objectives in a simple and clear fashion. It is with this in mind that I reflect on the recently completed tender offer, and the communications that preceded it. The release announcing the tender for 3.5 million shares was surprisingly unclear. In fact, not to be overly dramatic, it almost seemed to be deliberately confusing.

The release stated that the Company planned another Dutch Auction tender, at a price between $28 and $31.50 per share. It also addressed the availability of the funding, as well as the other various mechanics of the tender, all of which were standard fare. Here is what was NOT standard, and caused confusion (note that I am using confusion instead of consternation — as a long term holder, I can hardly object to the Company’s purchase of another 10% of the Company at a price that Management obviously believes is attractive). The release stated that Don Foss, the Company’s Chairman, Founder and majority shareholder, MAY tender up to 20 million shares in the offer (although this was non binding, and he was under no obligation to sell any shares). It also stated that “Mr. Foss does not wish to increase his ownership position in the Company.”

This was confusing (and is still confusing even now after the tender has been completed), because it remains unclear what the Company intended to communicate about Mr. Foss’ intentions. Specifically, the following questions come to mind:

1)	Why were Mr. Foss’ intentions disclosed at all?

2)	Assuming that disclosing Mr. Foss’ intentions was the correct decision, why was the amount of shares disclosed?

3)	The release stated that he MAY tender shares. What was intended by this? If the goal was to help shareholders make a decision by giving them more information, was this actually helpful, seeing as how it was non-binding?

4)	What, if anything, was the Company trying to tell us by making such a disclosure about Mr. Foss’ long-term intentions?

5)	The release stated that Mr. Foss “does not wish to increase his stake in the Company”. Does this mean that he wishes to reduce his stake, or simply maintain it?

6)	Was a dividend considered?

7)	Would Management have considered purchasing/tendering for the stock at this price, time and amount independent of Mr. Foss? Said another way, was Management communicating to us that a prudent allocation of capital is a purchase of stock, or was a need (albeit an understandable one) being met for the majority shareholder, or was there a combination of factors at work?

It seems clear that Management has thought through these issues, and if there is going to be disclosure, it might as well be clear and complete.

Disclosing the intentions of Mr. Foss, including the number of shares he intended to tender and the non-binding nature of his intentions, is legally required. The statement that “Mr. Foss does not wish to increase his stake in the Company” was not required. In retrospect, the language in the release did not adequately communicate what was intended. Mr. Foss’s intention, which was made clear to the Board, was to keep his ownership percentage roughly constant and, in effect, receive the equivalent of a cash dividend. We should have stated this more clearly.

The Board considered both a dividend and a share repurchase. The decision to distribute capital to shareholders through a share repurchase was based on the following considerations:

•	First, share repurchases are treated favorably from a tax perspective, as compared to dividends. Shareholders who sell a portion of their holdings in effect achieve the same result as a dividend, and are only taxed on the difference between the cash proceeds from the sale and the cost basis in their shares while, with a dividend, the entire cash amount received is taxed. In addition, our decision to distribute capital to shareholders through a share repurchase provides shareholders with the option to defer taxes by electing not to sell any of their holdings. A dividend does not allow shareholders to defer taxes in this manner.

•	Second, a share repurchase provides shareholders with the discretion to increase their ownership, receive cash, or a combination of the two based on their individual circumstances and view on the value of a Credit Acceptance share. A dividend does not provide similar flexibility.

•	Finally, the Board believes it likely that an investment in the Company’s shares at a price of $31.50 will produce a reasonable return on investment and will therefore increase the value of those shares not tendered.

To summarize, if shareholders agree with the Board and believe the Company is worth more than $31.50 a share, (and do not have other investment opportunities or uses of cash they prefer) a repurchase allows shareholders to increase their ownership in the Company without incurring a current period tax liability. If, on the other hand, shareholders believe the Company is worth less than $31.50 a share, (or have other investments or uses of cash they prefer), shareholders are free to participate in the tender by offering up to 100% of their shares. The Company believes repurchases are therefore generally a superior alternative to dividends, as long as the share price is at or below estimated intrinsic value.

The answer to part 7 of your question above is that management would have made the same decision as the Board. The Board understands it has a responsibility to distribute excess capital to shareholders and is committed to doing this in the most efficient manner possible for all shareholders. Management understands this as well and, in the absence of a Board (if we understand your hypothetical question accurately), would pursue the same strategy.

The Company believes it’s most recent decision to distribute excess capital to shareholders through a share repurchase was beneficial to all shareholders and was preferable to either retaining excess capital or distributing excess capital through a dividend.

Please feel free to ask a follow-up question if we did not address your concerns.